Exhibit 99.1


NEWS RELEASE

Contacts:

Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni                     John Bostjancic
Executive Vice President                  Vice President, Corporate Development
and Chief Financial Officer               and Investor Relations
(609) 936-6822                            (609) 936-2239
maureen.bellantoni@Integra-LS.com         jbostjancic@Integra-LS.com


        INTEGRA LIFESCIENCES REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

                    REVENUES FOR QUARTER EXCEED $116 MILLION

Plainsboro, New Jersey, November 2, 2006 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its third quarter financial results. Total revenues in the third quarter of 2006 were $116.6 million, reflecting an increase of $47.3 million, or 68%, over the third quarter of 2005. Revenues from products acquired in 2006 totaled $35.7 million for the quarter.

We reported net income of $2.6 million, or $0.09 per diluted share, for the third quarter of 2006, compared to net income of $10.5 million, or $0.33 per diluted share in the third quarter of 2005. Reported earnings for the third quarter of 2006 include $3.8 million of share-based compensation expense related to the implementation of SFAS 123R Share-Based Payment in January 2006. Reported earnings for the third quarter of 2005 do not reflect the impact of share-based compensation expense.

In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for the three months ended September 30, 2006 and 2005 appear in the financial statements attached to this release.

Adjusted net income for the third quarter of 2006, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $13.7 million, or $0.43 per diluted share. In the third quarter of 2005 adjusted net income was $11.5 million, or $0.36 per diluted share.

"We achieved record revenues in the third quarter," said Stuart M. Essig, Integra's President and Chief Executive Officer. "During the quarter, we acquired Kinetikos Medical (KMI) and launched a direct sales force in Canada through the acquisition of our longstanding Canadian distributor. We have integrated Radionics and Miltex and are now integrating KMI into our Reconstructive Surgery sales channel."

We present our revenues in two categories: a) Neurosurgical and Orthopedic Implants and b) Medical Surgical Equipment.

Our revenues for the period were as follows:

                                         Three Months
                                      Ended September 30,          % Increase/
                                     2006            2005          (Decrease)
                                     ----            ----          ----------
                                       ($ in thousands)
    Revenue:
    Neuro/Ortho Implants            $43,136        $33,516             29%
    MedSurg Equipment                73,511         35,818            105%
                                     ------        -------            ----
       Total Revenue               $116,647        $69,334             68%

In the Neuro/Ortho Implants category, sales of our reconstructive surgery implant products continued to grow strongly. Rapid growth in nerve and dermal repair products and sales of products for the hand, foot and ankle accounted for much of the increase in implant product revenues. INTEGRA(TM) dermal repair product revenues increased 32% over the third quarter of 2005, nerve repair product revenues increased by 44%, and our hand, foot and ankle products more than doubled. Revenues from bone graft and collagen dental products increased by 57% over the third quarter of 2005. KMI products contributed $1.9 million of sales to the quarter.

In the MedSurg Equipment category, acquired products, surgical instruments, and monitoring products provided most of the year-over-year growth in product revenues for the third quarter. Radionics, Miltex and non-Integra distributed products sold through our former Canadian distributor (all acquired in 2006) contributed $33.8 million of sales to the quarter.

Gross margin on total revenues in the third quarter of 2006 was 59%. In cost of product revenues, we recognized $1.4 million in inventory fair value purchase accounting adjustments from recent acquisitions. These charges reduced our gross margin by approximately 1%.

Research and development expense increased $7.9 million in the third quarter of 2006 to $11.0 million. In the third quarter of 2006, we recorded an in-process research and development charge of $5.6 million related to the KMI acquisition and a $0.5 million charge related to an upfront payment pursuant to a new product development alliance.

Selling, general and administrative expense increased by $20.8 million to $43.4 million in the third quarter of 2006, or 37% of revenue, as compared to 33% in the third quarter of 2005. Included in this increase was $3.5 million of share-based compensation expense attributable to the impact of adopting FAS 123R.

Operating income for the third quarter of 2006 was $11.8 million.

We reported net interest expense of $4.0 million in the third quarter of 2006, which includes $1.4 million of interest expense under our revolving line of credit.

In September 2006, Integra completed an exchange of $115.2 million (out of a total of $120.0 million) of its old contingent convertible notes for the equivalent amount of new notes with a "net share settlement" feature and takeover protection. In connection with the exchange offer, Integra recorded a $1.8 million charge in the third quarter of 2006 related to $0.6 million of fees paid in connection with the exchange and a $1.2 million write-off of the unamortized debt issuance costs associated with the old contingent convertible notes that were exchanged. We reported $1.5 million of this charge in net interest expense.

In October 2006, Integra issued an additional $4.3 million of new notes in exchange for an equal amount of old notes.

We reported $1.8 million of other expense in the third quarter of 2006. In September 2006, Integra terminated its $50.0 million notional amount interest rate swap, which was used to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of Integra's old contingent convertible notes. The interest rate swap qualified as a fair value hedge under Statement of Financial Accounting Standard No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." In connection with the termination of the interest rate swap, Integra discontinued hedge accounting and recorded a $1.4 million charge to other expense in the third quarter of 2006 to write-off the unamortized mark-to-market fair value adjustment recorded against the contingent convertible notes.

Our effective income tax rate was 57% for the third quarter of 2006, or a 37% effective rate for the year-to-date period. In the first half of 2006, we recorded income tax expense at an expected full year effective rate of 31%. The increase in the expected year-to-date effective rate was primarily driven by the nondeductible nature of the $5.6 million in-process research and development charge recorded in connection with the KMI acquisition in the third quarter of 2006. We expect an effective income tax rate for 2007 of approximately 31%.

We generated $24.2 million in cash flow from operations in the third quarter of 2006. We repurchased 456,750 shares of our common stock in the quarter at an average price of $36.46 per share for an aggregate purchase price of approximately $16.7 million. On October 30, 2006 our Board of Directors authorized us to repurchase up to an additional $75 million of our common stock through December 31, 2007.

At September 30, 2006, our cash totaled $24.2 million and we had outstanding borrowings of $87.0 million under our credit facility.

We are updating our guidance for total revenues for the full years 2006 and 2007. We are also updating our expectations for earnings per share and providing guidance for the fourth quarter of 2006. In accordance with our usual practice, our expectations for 2006 and 2007 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

For the fourth quarter of 2006, we expect total revenues to be in the range of $116 million to $121 million and earnings per diluted share in the range of $0.37 to $0.43. Accordingly, we expect total revenues in 2006 to be between $410 million and $415 million and earnings per diluted share to be between $1.00 and $1.05. We expect adjusted earnings per diluted share, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, to be in the range of $0.47 and $0.52 for the fourth quarter of 2006 and $1.68 and $1.73 for the full year 2006.

For 2007, we expect total revenues to be between $500 million and $520 million and earnings per diluted share to be between $1.76 and $1.85. We expect adjusted earnings per diluted share, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, to be in the range of $2.08 and $2.17.

Integra has incurred significant costs in 2006 in connection with restructuring and integration activities, including inventory purchase accounting charges, in-process research and development charges, and discontinued research and development projects related to the acquisitions we have closed this year, and charges related to the contingent convertible notes exchange offer and the termination of our interest rate swap. We currently expect these charges to total approximately $16.2 million in 2006, of which $15.6 million have already been incurred through the end of the third quarter.

We have scheduled a conference call for 9:00 am EST today, November 2, 2006, to discuss the financial results for the third quarter of 2006 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing
(913) 981-5560 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through November 16, 2006 by dialing (719) 457-0820 (access code 5413428) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company. We develop, manufacture, and market medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey. We have research, manufacturing and distribution facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted earnings per diluted share, and costs to be incurred in connection with restructuring and integration activities. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products, third-party payors' willingness to provide reimbursement for these products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our GAAP and adjusted earnings per share; and the ultimate scope of our restructuring and integration activities and our ability to complete these activities may affect the total costs to be incurred in connection with these activities. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Discussion of Adjusted Financial Measures

Adjusted net income consists of net income excluding equity-based compensation charges, acquisition-related charges, charges incurred in connection with the exchange offer of convertible notes and the termination of the interest rate swap agreement, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs. Adjusted earnings per diluted share are calculated by dividing adjusted net income for diluted earnings per share by adjusted diluted weighted average shares outstanding. Because all equity-based compensation expense is added back in the calculation of adjusted net income, the calculation of diluted weighted average shares outstanding is adjusted to exclude the benefits of unearned equity-based compensation costs attributable to future services and not yet recognized in the financial statements. These unearned equity-based compensation costs are treated as proceeds assumed to be used to repurchase shares, based on the average trading price of Integra common stock during the period reported, in the calculation of GAAP diluted weighted average shares outstanding.

Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding non-cash expenses and financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. The section of the Company's report is available on the SEC's website at www.sec.gov or on our website at www.Integra-LS.com.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

(In thousands, except per share amounts)
                                                         Three Months Ended
                                                            September 30,
                                                     --------------------------
                                                       2006              2005
                                                     ---------        ---------
TOTAL REVENUE                                        $ 116,647        $  69,334

COSTS AND EXPENSES
Cost of product revenues                                47,559           26,394
Research and development                                10,991            3,110
Selling, general and
     administrative                                     43,431           22,653
Intangible asset amortization                            2,852            1,085
                                                     ---------        ---------

     Total costs and expenses                          104,833           53,242

Operating income                                        11,814           16,092

Interest income                                            375              952
Interest expense                                        (4,362)          (1,345)
Other income (expense), net                             (1,765)              (4)
                                                     ---------        ---------

Income before income taxes                               6,062           15,695

Income tax expense                                       3,468            5,213
                                                     ---------        ---------

Net income                                           $   2,594        $  10,482

Add back of after tax interest
expense                                                     --              800

Net income for diluted earnings
per share                                            $   2,594        $  11,281

Diluted net income per share                         $    0.09        $    0.33


Weighted average common shares
outstanding for diluted net
income per share                                        29,863           34,297

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.

                                                           Three Months Ended
                                                              September 30,
                                                        -----------------------
                                                          2006            2005
                                                        -------         -------

Equity-based compensation                               $ 3,809         $    --

Acquisition-related charges                               6,999             500

Facility consolidation,
manufacturing transfer and
system integration charges                                   --             365

Employee termination and
related costs                                                --             794

Charges associated with
convertible debt exchange
offer                                                     1,792

Charges associated with
termination of interest rate
swap                                                      1,425

Income tax expense (benefit)
related to above adjustments                             (2,969)           (623)

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
               RECONCILIATION OF NON-GAAP ADJUSTMENTS - HISTORICAL
                                   (UNAUDITED)

(In thousands, except per share amounts)
                                                           Three Months Ended
                                                              September 30,
                                                         ----------------------
                                                           2006          2005
                                                         --------      --------
GAAP net income                                          $  2,594      $ 10,481

Non-GAAP adjustments:
     Equity-based compensation                              3,809            --

     Acquisition-related charges                            6,999           500

     Facility consolidation, manufacturing
     transfer and system integration charges                   --           365

     Employee termination and related costs                    --           794

     Charges associated with convertible debt
     exchange offer                                         1,792            --

     Charges associated with termination of
     interest rate swap                                     1,425            --

     Income tax expense (benefit) related to
     above adjustments                                     (2,969)         (623)
                                                         --------      --------

     Total of non-GAAP adjustments                         11,056         1,036

Adjusted net income                                      $ 13,650      $ 11,517

Add back of after tax interest expense (1)                    755           800
                                                         --------      --------

Adjusted net income for diluted earnings
   per share                                             $ 14,405      $ 12,317

Weighted average common shares
   outstanding for diluted net income per share            29,863        34,297
     Shares issuable upon conversion of
        convertible notes (1)                               3,381            --
     Non-GAAP adjustment                                      106            --
                                                         --------      --------
Adjusted weighted average common shares
   outstanding for adjusted diluted net income
   per share                                               33,350        34,297

GAAP diluted net income per share                        $   0.09      $   0.33
     Non-GAAP adjustments detailed
        above (per share)                                $   0.34      $   0.03
                                                         --------      --------
Adjusted diluted net income per share                    $   0.43      $   0.36

     (1) The "as if converted" method related to the convertible notes is applied in the calculation of adjusted diluted net income per share for the three months ended September 30, 2006 because its effects are more dilutive.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

(In thousands, except per share amounts)

                                                  Projected Three Months Ended           Projected Year Ended
                                                       December 31, 2006                   December 31, 2006
                                                  ----------------------------         --------------------------
                                                     Low                High             Low              High
GAAP net income                                   $ 11,150            $ 12,800         $ 30,426          $ 32,076
Add back of after tax interest expense                  --                  --            2,252             2,252
                                                  --------            --------         --------          --------
GAAP net income for diluted earnings
     per share                                      11,150              12,800           32,678            34,328

Non-GAAP adjustments:
     Equity-based compensation                       3,600               3,600           13,882            13,882
     Acquisition-related charges                       600                 600           11,790            11,790
     Facility consolidation,
          manufacturing transfer and
          system integration charges                    --                  --              717               717
     Employee termination and related
          costs                                         --                  --              421               421
     Charges associated with
          convertible debt exchange offer               --                  --            1,879             1,879
     Charges associated with
          termination of interest rate                  --                  --            1,425             1,425
          swap
     Income tax expense (benefit) related
          to above adjustments                      (1,325)             (1,325)          (7,814)           (7,814)
                                                  --------            --------         --------          --------

     Total of non-GAAP adjustments                   2,875               2,875           22,300            22,300
                                                  --------            --------         --------          --------

Adjusted net income                               $ 14,025            $ 15,675         $ 54,978          $ 56,628

Weighted average common shares
outstanding for diluted net income per
share                                               29,875              29,875           32,688            32,688
     Non-GAAP adjustment (1)                           106                 106              126               126
                                                  --------            --------         --------          --------
Adjusted weighted average common shares
outstanding for adjusted diluted net
income per share                                    29,981              29,981           32,814            32,814

GAAP diluted net income per share                 $   0.37            $   0.43         $   1.00          $   1.05
     Non-GAAP adjustments detailed above
     (per share)                                      0.10                0.09             0.68              0.68
                                                  --------            --------         --------          --------
Adjusted diluted net income per share             $   0.47            $   0.52         $   1.68          $   1.73

     (1) For ease of computation, the Company has assumed that the same adjustment that applied for the three months ended September 30, 2006 (106 shares) is the applicable adjustment for the projected three months ended December 31, 2006 and the year ended December 31, 2007.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

(In thousands, except per share amounts)
                                                     Projected Year Ended
                                                       December 31, 2007
                                                    ------------------------
                                                       Low             High
GAAP net income                                     $ 52,000        $ 54,500
Add back of after tax interest expense                    --              --
                                                    --------        --------
GAAP net income for diluted earnings
     per share                                        52,000          54,500

Non-GAAP adjustments:
     Equity-based compensation                        14,000          14,000
     Income tax expense (benefit)
          related to above adjustments                (4,300)         (4,300)
                                                    --------        --------

     Total of non-GAAP adjustments                     9,700           9,700
                                                    --------        --------

Adjusted net income                                 $ 61,700          64,200

Weighted average common shares
outstanding for diluted net income per
share                                                 29,500          29,500
     Non-GAAP adjustment (1)                             106             106
                                                    --------        --------
Adjusted weighted average common shares
outstanding for adjusted diluted net
income per share                                      29,606          29,606

GAAP diluted net income per share                   $   1.76            1.85
     Non-GAAP adjustments detailed above
     (per share)                                        0.32            0.32
                                                    --------        --------
Adjusted diluted net income per share               $   2.08        $   2.17

     (1) For ease of computation, the Company has assumed that the same adjustment that applied for the three months ended September 30, 2006 (106 shares) is the applicable adjustment for the projected three months ended December 31, 2006 and the year ended December 31, 2007.

     Condensed Balance Sheet Data:
                                          September 30,        December 31,
                                              2006                 2005
                                              ----                 ----
 Cash and marketable securities,
    including non-current portion           $ 24,322             $143,384
 Accounts receivable, net                     76,715               49,007
 Inventory, net                               93,773               67,476
 Total current assets                        219,115              265,952
 Total assets                                593,667              448,432

 Bank line of credit                          87,000                   --
 Demand notes (1)                            115,205                   --
 Total current liabilities                   255,456               31,287
 Long term debt (1)                            4,889              118,378
 Total liabilities                           288,186              158,614

 Stockholders' equity                        305,481              289,818


(1) The closing price of Integra's common stock on the issuance date of the new convertible notes was higher than the market price trigger of the new notes. Therefore, the new notes are considered demand debt and are classified as current liabilities on the balance sheet since the holders have the option to call this debt at any time.


SOURCE: INTEGRA LIFESCIENCES HOLDINGS CORPORATION